UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2011
PARKER DRILLING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-7573 (Commission File Number)	73-0618660 (I.R.S. Employer Identification No.)
5 Greenway Plaza, Suite 100, Houston, Texas
(Address of principal executive offices)
77046
(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     The information included or incorporated by reference in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.
     As previously disclosed in our Form 8-K filed with the Securities and Exchange Commission on May 21, 2008, the Company entered into a credit agreement dated as of May 15, 2008 with the Company as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), ABN AMRO BANK N.V., as Documentation Agent, and Banc of America Securities LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Book Managers (as amended from time to time, the “Credit Agreement”).
     The Credit Agreement included a revolving loan facility and a term loan facility, and granted the Company the option to increase the total amount outstanding under the Credit Agreement by up to $50 million, subject to the agreement of existing or new Lenders. In this event, all other terms of the Credit Agreement remain the same, including covenants and applicable interest rates.
     On April 1, 2011, the Company exercised its right to increase the debt under the Credit Agreement by entering into an additional term loan of $50 million. Of the additional $50 million, $25 million was used to repay all outstanding borrowings under the Company’s revolving credit facility, and the balance will be used for acquisition of rental tool equipment and for general corporate purposes. After giving effect to the additional term loan, the outstanding balance of all term loans under the Credit Agreement is $79 million. The maturity date for all loans under the Credit Agreement is May 14, 2013.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2011	PARKER DRILLING COMPANY
	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer